Exhibit 99.1

1440 Davey Road Woodridge, Ill. 60517 (Phone) 630.739.6744 (Fax) 630.739.6754 www.advancedlifesciences.com

FOR IMMEDIATE RELEASE	Company Contact: Joe Camp 630-754-4352 Email: jcamp@advancedlifesciences.com
December 11, 2007	Media Contact: Melanie Nimrodi, Financial Relations Board, 312-546-3508 Email: mnimrodi@mww.com Investors Contact: Kathy Price, Financial Relations Board, 213-486-6547 Email: kprice@frbir.com

Advanced Life Sciences Enters into Definitive Securities Purchase Agreements for $20 Million with New and Existing Institutional Investors

WOODRIDGE, IL, December 11, 2007/PRNewswire/: – Advanced Life Sciences Holdings, Inc. (Nasdaq: ADLS), a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and inflammation, today announced that it entered into definitive securities purchase agreements dated December 10, 2007, to raise approximately $20 million of gross proceeds through a private placement of approximately 10.2 million shares of common stock and warrants to purchase approximately 5.1 million shares of common stock to a group of new and existing institutional investors.  The purchase price for each share of common stock is $1.90 and the warrants are exercisable from the date of grant until the fifth anniversary of such date at an exercise price of $2.15 per share of common stock.  The financing is expected to close on or about December 13, 2007.

The shares sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from applicable registration requirements.  The shares were offered and sold only to institutional investors.  The Company has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock issued in the private placement as well as the shares issuable upon the exercise of the warrants.  Lazard Frères & Co. LLC acted as the lead placement agent with Susquehanna Financial Group LLLP and CRT Capital Group LLC acting as co-placement agents in the transaction.

This news release is not an offer to sell or the solicitation of an offer to buy any securities of the Company.

About Advanced Life Sciences

Advanced Life Sciences is a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and inflammation.  The Company’s lead candidate, cethromycin, is a novel once-a-day oral antibiotic in late-stage development for the treatment of respiratory tract infections including CAP.  For more information, please visit us on the web at www.advancedlifesciences.com.

Any statements contained in this presentation that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

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These risks and uncertainties include, among others, those relating to technology and product development, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in Advanced Life Sciences’ filings with the Securities and Exchange Commission.  Advanced Life Sciences undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.

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